EXHIBIT 4.11

MANAGEMENT STOCKHOLDERS AGREEMENT

OF

NEFF CORP

This Management Stockholders Agreement (“Agreement”) is entered into as of June 3, 2005, by and among Neff Corp., a Delaware corporation (the “Company”), Iron Merger Partnership, a Delaware limited partnership (“Iron”) and each of the individual purchasers who become parties hereto from time to time in accordance with the terms hereof (each individually, a “Management Stockholder,” and collectively, the “Management Stockholders”).  These parties are sometimes referred to herein individually by name or as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, each of the Management Stockholders is an employee, executive officer, consultant or director of the Company or one or more subsidiaries of the Company;

WHEREAS, the Company has issued (or may hereafter issue) to each Management Stockholder shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), as a result of the exercise by such Management Stockholder of vested options to purchase Common Stock (“Vested Options”), which options were issued (or may hereafter be issued) to such Management Stockholder pursuant to the 2005 Stock Option Plan of Neff Corp. (the “Stock Option Plan”) or any other employee benefit, stock purchase or compensation plan adopted by the board of directors of the Company (the “Board”) prior to, on or after the date hereof;

WHEREAS, the Company, Iron and the Management Stockholders desire to enter into this Agreement to provide for certain matters with respect to the ownership and transfer by the Management Stockholders of all shares of Common Stock now held by or hereafter issued to or acquired by the Management Stockholders whether as a result of the exercise of Vested Options or otherwise (collectively, the “Restricted Shares”); and

WHEREAS, capitalized terms used herein without definition elsewhere in this Agreement are defined in Section 11.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.           Sales to Third Parties.

(a)           Each Management Stockholder hereby agrees that he or she shall not sell, assign, transfer, convey, pledge or otherwise dispose of (collectively, “Transfer”) any Restricted Shares without the prior written consent of the Company, which consent shall have been authorized by a majority of the members of the Board and which consent may be (i) withheld in the sole discretion of the Board, or (ii) given subject to reasonable terms and conditions determined by the Board in its sole discretion.  Each Management Stockholder further agrees that in connection with any Transfer consented to by the Company, the Management Stockholder shall, if requested by the Company, deliver to the Company an opinion of counsel in form and substance reasonably satisfactory to the Company and counsel for the Company, to the effect that the Transfer is not in violation of this Agreement, the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state.  Any purported Transfer in violation of the provisions of this Section 1 shall be null and void and shall have no force or effect.

(b)           (i)            If a Management Stockholder (the “Offering Stockholder”) shall have received a bona fide offer or offers from a third party or parties to purchase any Restricted Shares, and the Transfer shall have been approved pursuant to Section 1(a), prior to selling any Restricted Shares to the third party or parties, the Offering Stockholder shall deliver to the Company and Iron a letter (the “Offer Notice”) signed by the Offering Stockholder setting forth: (A) the name of the third party or parties; (B) the prospective purchase price per share of the Restricted Shares; (C) all material terms and conditions contained in the offer of the third party or parties; and (D) the Offering Stockholder’s offer (irrevocable by its terms for 60 days following the later of (x) the date of the receipt of such offer or (y) the six month anniversary of the date such Restricted Shares were first purchased by the Management Stockholder (such 60-day period, the “Offer Period”)) to sell to the Company and Iron all (but not less than all) of the Restricted Shares covered by the offer of the third party or parties, for a purchase price per share and on other terms and conditions not less favorable to the Company and Iron than those contained in the offer of the third party or parties (an “Offer”).

(ii)           Upon receipt of such Offer Notice, the Company shall have an option to purchase any or all of the Restricted Shares described in the Offer Notice at the purchase price and upon the terms and conditions specified in the Offer.  If the Company desires to exercise the option set forth in the preceding sentence, it shall deliver a notice (an “Election Notice”) to the Offering Stockholder and Iron at any time during the first 45 days of the Offer Period (such 45-day period, the “Election Period”), which Election Notice shall specify the number of Restricted Shares subject to the Offer to be acquired.  In the event that the Company delivers an Election Notice for less than all of the Restricted Shares subject to the Offer, such Election Notice shall not be effective unless and until Iron delivers an Election Notice to purchase the remaining Restricted Shares subject to the Offer pursuant to Section 1(b)(iii) below.

(iii)          In the event the Company does not deliver an Election Notice before the end of the Election Period or any Election Notice so delivered does not relate to the purchase of all the Restricted Shares described in the Offer Notice, then Iron (or, in its discretion, any other Principal Stockholder(s) designated by Iron) shall have the option to purchase no less than all of the remaining Restricted Shares subject to the Offer at the purchase price and upon the terms and conditions specified in the Offer by delivering an Election Notice to the Offering Stockholder and the Company within 15 days after the first to occur of (A) the expiration of the Election Period or (B) receipt of an Election Notice from the Company which relates to less than all of the Restricted Shares described in the Offer Notice.  In the event Election Notices are delivered by both the Company and Iron (or any other applicable Principal Stockholder), and, as a result of miscalculation or similar error, the aggregate number of Restricted Shares described in such Election Notices exceeds the aggregate number of Restricted Shares specified in the Offer, the number of Restricted Shares to be purchased by Iron (or any other applicable Principal Stockholder) shall be reduced accordingly.

(iv)          If either the Company or Iron (or any other applicable Principal Stockholder) delivers an Election Notice, then it shall be obligated to purchase, and the Offering Stockholder shall be obligated to sell, the Restricted Shares described in such Election Notice at the purchase price per share and on other terms and conditions indicated in the Offer, except that the closing of such purchase and sale shall occur on a closing date selected by the Company or Iron (or any other applicable Principal Stockholder), as applicable; provided, however, that, (A) in the case of a sale to the Company, such closing date shall be not less than 45 days nor more than 90 days following the date of the Offer Notice and (B) in the case of a sale to Iron (or any other applicable Principal Stockholder), such closing date shall be not less than 60 days nor more than 90 days following the date of the Offer Notice.  Unless otherwise mutually agreed, the closing shall be consummated at the principal offices of the Company.

(v)           If neither the Company nor Iron (or any other applicable Principal Stockholder) delivers an Election Notice to the Offering Stockholder within the time periods described in Section 1(b)(ii) and 1(b)(iii), as applicable, or the Election Notices delivered in the aggregate relate to less than all of the Restricted Shares subject to the Offer, then the Offering Stockholder may, during the period beginning on the 61st day following the receipt of the Offer Notice by the Company and Iron and ending on the 90th day following the receipt of the Offer Notice by the Company and Iron, sell to the third party or parties all (but not less than all) of the Restricted Shares covered by the Offer, for the purchase price and on the other terms and conditions contained in the Offer.

(c)           Notwithstanding the foregoing but subject to Section 1(d) below, nothing in this Section 1 shall prevent the Transfer of any Restricted Shares by any Management Stockholder to (i) the Company or any Principal Stockholder; or (ii) (A) any member of a Management Stockholder’s immediate family (the “Permitted Family Members”), (B) trusts for the benefit of Permitted Family Members, and (C) upon a Management Stockholder’s death, the Management Stockholder’s executors, administrators, testamentary trustees, legatees and beneficiaries; provided that, in the case of subclause (A) and (B), the Management Stockholder retains the sole and exclusive right to vote or dispose of any Restricted Shares transferred to the Permitted Family Member (each such person and entity described in clause (ii) a “Permitted Transferee” and collectively, the “Permitted Transferees”).

(d)           In addition to the restrictions set forth elsewhere in this Agreement, any Transfer of Restricted Shares by a Management Stockholder to a transferee shall be permitted only if the transferee shall agree in writing to be bound by the terms and conditions of this Agreement pursuant to an instrument of assumption reasonably satisfactory in form and substance to the Board.  Upon the execution of the instrument of assumption by such transferee, such transferee shall be deemed to be a Management Stockholder for all purposes of this Agreement except that, (A) in the case of a Transfer to a Permitted Transferee, all provisions that relate to termination of employment of a Management Stockholder and the effects thereof shall continue to apply to such Management Stockholder transferor and not to such Permitted Transferee and (B) in the case of a Transfer to a Person other than a Permitted Transferee made in compliance with this Agreement, Sections 2 and 3 of this Agreement shall cease to apply following such Transfer.

Section 2.           Company’s Rights to Repurchase Shares.

(a)           (i)            Except as otherwise set forth in Section 2(a)(ii), with respect to all Restricted Shares held by any Management Stockholder and his or her Permitted Transferees, during the period beginning on the date of the Management Stockholder’s Termination of Employment (as defined below) and ending on the nine month anniversary of the later of (A) the date of such Termination of Employment; or (B) the date of the exercise of any Vested Options held by the Management Stockholder as of the date of such Termination of Employment, the Company shall have the option to repurchase Restricted Shares held by the Management Stockholder or his or her Permitted Transferees (“Call Right”); provided, however, that, notwithstanding the foregoing, in no event shall the Company purchase any Restricted Shares pursuant to the Call Right prior to the day immediately following the six month anniversary of the date the Management Stockholder first purchased such Restricted Shares (whether pursuant to the exercise of Vested Options or otherwise).  The Call Right may be exercised more than once, but must be exercised with respect to all (but not less than all) of the Restricted Shares outstanding on the date of any Call Notice (as defined below).  Except as otherwise set forth in Section 2(a)(ii), the repurchase price payable by the Company upon exercise of the Call Right (“Call Repurchase Price”) shall be the Fair Market Value (as defined below) of the Restricted Shares subject to the Call Right on the date of the Call Notice; provided, however, that, notwithstanding the foregoing, in the event of the Management Stockholder’s Termination of Employment for Cause, the Call Repurchase Price shall be the lesser of (A) Fair Market Value of the Restricted Shares subject to the Call Right on the date of the Call Notice or (B) the Effective Date Price.  The Call Right shall be exercised by written notice (“Call Notice”) to the Management Stockholder given in accordance with Section 10(f) of this Agreement on or prior to the last date on which the Call Right may be exercised by the Company.

(ii)           Notwithstanding Section 2(a)(i), in the event of the Management Stockholder’s Termination of Employment on or prior to the eighth anniversary of the date hereof for any reason other than by the Company without Cause, by the Company for Cause, or due to death or Disability, the Company shall be required to exercise its Call Right with respect to all Restricted Shares then held by the Management Stockholder or his or her Permitted Transferees.  Subject to Section 2(c), the Company’s purchase of Restricted Shares pursuant to this Section 2(a)(ii) shall occur on such date as is set forth in the Call Notice, which date shall be as soon as reasonably practicable following the date of the Management Stockholder’s Termination of Employment; provided, however, that, notwithstanding the foregoing, in no event shall the Company purchase any Restricted Shares pursuant to the Call Right prior to the day immediately following the six month anniversary of the date the Management Stockholder first purchased such Restricted Shares (whether pursuant to the exercise of Vested Options or otherwise).  Except as may otherwise be specifically provided in any Employment Agreement or other written agreement entered into between the Company and any Management Stockholder, the Call Repurchase Price with respect to Restricted Shares purchased by the Company pursuant to this Section 2(a)(ii) shall be equal to the lesser of (A) the Fair Market Value of the Restricted Shares subject to the Call Right on the date of the Call Notice or (B) the Effective Date Price.

(b)           In addition, the Company shall have a Call Right effective immediately prior to any Change in Control to occur following the date hereof; provided, however, that the Call Repurchase Price in such event shall be no less than the per share consideration for the Common Stock paid in connection with such Change in Control.

(c)           Subject to Section 5 below, the repurchase of Restricted Shares pursuant to the exercise of a Call Right shall take place on a date specified by the Company, but in no event following the later of (i) the 60th day following the date of the Call Notice or (ii) the 10th day following the receipt by the Company of all necessary governmental approvals.  On such date, the Management Stockholder and his or her Permitted Transferees shall transfer the Restricted Shares subject to the Call Notice to the Company, free and clear of all liens and encumbrances, by delivering to the Company the certificates representing the Restricted Shares to be purchased, duly endorsed for transfer to the Company or accompanied by a stock power duly executed in blank, and the Company shall pay to the Management Stockholder the Call Repurchase Price.  The Management Stockholder shall use all commercially reasonable efforts to assist the Company in order to expedite all proceedings described in this Section 2.

Section 3.            Management Stockholders’ Rights to Sell Shares.

(a)           With respect to all Restricted Shares held by any Management Stockholder and his or her Permitted Transferees, during the period beginning on the date of the Management Stockholder’s Termination of Employment by the Company without Cause or due to death or Disability and ending on the nine month anniversary of the later of (i) the date of such Termination of Employment; or (ii) the date of the exercise of any Vested Options held by any Management Stockholder as of the date of such Termination of Employment, the Management Stockholder (or his representative or estate, if applicable) shall have the right to require the Company to repurchase, in a single transaction, no less than all of the Restricted Shares held by the Management Stockholder and his or her Permitted Transferees (“Put Right”); provided, however, that, notwithstanding the foregoing, in no event shall the Company purchase any Restricted Shares pursuant to the Put Right prior to the day immediately following the six month anniversary of the date the Management Stockholder first purchased such Restricted Shares (whether pursuant to the exercise of Vested Options or otherwise).  The repurchase price payable by the Company upon exercise of the Put Right (“Put Repurchase Price”) shall be the Fair Market Value of the Restricted Shares subject to the Put Right on the date of the Put Notice.  The Put Right shall be exercised by written notice (“Put Notice”) to the Company given in accordance with Section 10(f) of this Agreement on or prior to the last date on which the Put Right may be exercised by the Management Stockholder.

(b)           Subject to Section 5 below, the repurchase of Restricted Shares pursuant to the exercise of a Put Right shall take place on a date specified by the Company, but in no event following the later of the 60th day following the date of the Put Notice or the 10th day following the receipt by the Company of all necessary governmental approvals.  On such date, the Management Stockholder and his or her Permitted Transferees shall transfer the Restricted Shares subject to the Put Notice to the Company, free and clear of all liens and encumbrances, by delivering to the Company the certificates representing the Restricted Shares to be purchased, duly endorsed for transfer to the Company or accompanied by a stock power duly executed in blank, and the Company shall pay to the Management Stockholder the Put Repurchase Price.

The Management Stockholder shall use all commercially reasonable efforts to assist the Company in order to expedite all proceedings described in this Section 3.

Section 4.           Involuntary Transfers.

(a)           In the case of any transfer of title or beneficial ownership of Restricted Shares upon default, foreclosure, forfeit, divorce, court order or otherwise, other than by a voluntary decision on the part of a Management Stockholder (each, an “Involuntary Transfer”), the Management Stockholder shall promptly (but in no event later than two days after the Involuntary Transfer) furnish written notice (the “Involuntary Transfer Notice”) to the Company indicating that the Involuntary Transfer has occurred, specifying the name of the person to whom the shares were transferred (the “Involuntary Transferee”), giving a detailed description of the circumstances giving rise to, and stating the legal basis for, the Involuntary Transfer.

(b)           Upon the receipt of the Involuntary Transfer Notice, and for 60 days thereafter, the Company shall have the right to repurchase, and the Involuntary Transferee shall have the obligation to sell, all (but not less than all) of the Restricted Shares acquired by the Involuntary Transferee for a repurchase price equal to the Fair Market Value of such shares of Common Stock as of the date of the Involuntary Transfer (the “Involuntary Transfer Repurchase Price” and such right, the “Involuntary Transfer Repurchase Right”).  The Involuntary Transfer Repurchase Right shall be exercised by written notice (the “Involuntary Transfer Repurchase Notice”) to the Involuntary Transferee given in accordance with Section 10(f) of this Agreement on or prior to the last date on which the Involuntary Transfer Repurchase Right may be exercised by the Company.

(c)           Subject to Section 5 below, the repurchase of Restricted Shares pursuant to the exercise of the Involuntary Transfer Repurchase Right shall take place on a date specified by the Company, but in no event following the later of the 60th day following the date of the date of the Involuntary Transfer Repurchase Notice or the 10th day following the receipt by the Company of all necessary governmental approvals.  On such date, the Involuntary Transferee shall transfer the Restricted Shares subject to the Involuntary Transfer Repurchase Notice to the Company, free and clear of all liens and encumbrances, by delivering to the Company the certificates representing the Restricted Shares to be purchased, duly endorsed for transfer to the Company or accompanied by a stock power duly executed in blank, and the Company shall pay to the Involuntary Transferee the Involuntary Transfer Repurchase Price.  The Involuntary Transferee shall use all commercially reasonable efforts to assist the Company in order to expedite all proceedings described in this Section 4.  If the Involuntary Transferee does transfer the Restricted Shares to the Company as required, the Company will cancel such Restricted Shares and deposit the funds in a non-interest bearing account and make payment upon delivery.

Section 5.           Repurchase Disability.

(a)           Notwithstanding anything to the contrary herein:

(i)            Except as otherwise provided by Section 5(c), the Company shall not be permitted to purchase any Restricted Shares held by any Management Stockholder or

Involuntary Transferee upon exercise of the Call Right, the Put Right or the Involuntary Transfer Repurchase Right if the Board determines that:

(ii)           The purchase of Restricted Shares would render the Company or its subsidiaries unable to meet their obligations in the ordinary course of business taking into account any pending or proposed transactions, capital expenditures or other budgeted cash outlays by the Company, including, without limitation, any proposed acquisition of any other entity by the Company or any of its subsidiaries;

(iii)          The Company is prohibited from purchasing the Restricted Shares by applicable law restricting the purchase by a corporation of its own shares; or

(iv)          The purchase of Restricted Shares would constitute a breach of, default, or event of default under, or is otherwise prohibited by, the terms of any loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party (the “Financing Documents”) or the Company is not able to obtain the requisite consent of any of its senior lenders to the purchase of the Restricted Shares.

The events described in (i) through (iii) above each constitute a “Repurchase Disability.”

(b)           Except as otherwise provided by Section 5(c), in the event of a Repurchase Disability, the Company shall notify in writing the Management Stockholder or Involuntary Transferee who exercised the Put Right or with respect to whom the Call Right or the Involuntary Transfer Repurchase Right has been exercised (a “Disability Notice”).  The Disability Notice shall specify the nature of the Repurchase Disability.  The Company shall thereafter repurchase the Restricted Shares described in the Call Notice or Involuntary Transfer Repurchase Notice as soon as reasonably practicable after all Repurchase Disabilities cease to exist (or the Company may elect, but shall have no obligation, to cause its nominee to repurchase the Restricted Shares while any Repurchase Disabilities continue to exist).  In the event the Company suspends its obligations to repurchase the Restricted Shares pursuant to a Repurchase Disability, (i) the Company shall provide written notice to each applicable Management Stockholder or Involuntary Transferee as soon as practicable after all Repurchase Disabilities cease to exist (the “Reinstatement Notice”); (ii) the Fair Market Value of the Restricted Shares subject to the Call Notice, the Put Notice or Involuntary Transfer Repurchase Notice shall be determined as of the date the Reinstatement Notice is delivered to the Management Stockholder or Involuntary Transferee, which Fair Market Value shall be used to determine the Repurchase Price or Involuntary Transfer Repurchase Price in the manner described above; and (iii) the repurchase shall occur on a date specified by the Company within 10 days following the determination of the Fair Market Value of the Restricted Shares to be repurchased as provided in clause (ii) above.

(c)           Notwithstanding Section 5(a) and Section 5(c), in the event of a Repurchase Disability, then, the Company shall be required to purchase the Restricted Shares subject to the Call Right, Put Right or Involuntary Transfer Repurchase Right, as applicable, through the issuance of  a promissory note (in lieu of cash consideration) to such Management Stockholder in the amount of the Call Repurchase Price, Put Repurchase Price or Involuntary Transfer Purchase Price, as applicable; provided, however, that the terms of such promissory note shall be acceptable to the Company’s senior lenders and shall not result in a breach or violation of any of the Financing Documents; and provided, further, that in the event of a Repurchase Disability in connection with the Management Stockholder’s exercise of a Put Right, the Management Stockholder may elect to rescind his or her exercise of the Put Right.  The promissory note shall (i) bear simple interest at the prime rate as published in the Wall Street Journal on the date such payment is due and owing from such date to the date such payment is made and (ii) have such other reasonable terms and conditions as may be determined by the Company.  All payments of interest accrued under the promissory note shall be paid only at the date of payment by the Company of the principal amount of such promissory note.

Section 6.           Bring-Along Rights.

(a)           If a Principal Stockholder at any time, or from time to time, in one transaction or a series of related transactions, proposes to Transfer shares of Common Stock (or rights to acquire Common Stock) to one or more Persons (a “Third Party Purchaser”), then such Principal Stockholder shall have the right (a “Bring-Along Right”), but not the obligation, to require each Management Stockholder to tender for purchase to the Third Party Purchaser, on the same terms and conditions as apply to the Principal Stockholder, a number of Restricted Shares and Vested Options (including any options that vest as a result of the consummation of the Transfer to the Third Party Purchaser) that, in the aggregate, equal the lesser of (A) the number derived by multiplying (1) the total number of Restricted Shares owned by the Management Stockholder (including Restricted Shares issuable in respect of all Vested Options held by the Management Stockholder whether or not exercised and including any options that vest as a result of the consummation of the Transfer to the Third Party Purchaser); by (2) a fraction, the numerator of which is the total number of shares of Common Stock to be sold by the Principal Stockholder in connection with the transaction or series of related transactions and the denominator of which is the total number of the then outstanding shares of Common Stock (including shares issuable upon the exercise of rights to acquire Common Stock) held by the Principal Stockholder; or (B) the number of shares as the Principal Stockholder shall designate in the Bring-Along Notice (as defined below).

(b)           If a Principal Stockholder elects to exercise their Bring-Along Right under this Section 6 with respect to the Restricted Shares held by the Management Stockholders, such Principal Stockholder shall notify each Management Stockholder in writing (collectively, the “Bring-Along Notices”).  Each Bring-Along Notice shall set forth: (i) the proposed amount and form of consideration and terms and conditions of payment offered by the Third Party Purchaser(s) and a summary of any other material terms pertaining to the Transfer (“Third Party Terms”); and (ii) the number of Restricted Shares and Vested Options that the Principal Stockholder elects each Management Stockholder to sell in the Transfer.  The Bring-Along Notices shall be given at least five days before the closing of the proposed Transfer.

(c)           Upon the giving of a Bring-Along Notice, each Management Stockholder shall be obligated to sell the number of Restricted Shares and Vested Options set forth in each Management Stockholder’s Bring-Along Notice on the Third Party Terms; provided, that, if the exercise price of such Vested Option is less than the value of the per share consideration offered by the Third Party Purchaser(s), the Principal Stockholder may require a Management

Stockholder to exercise such Vested Options, in whole or in part, prior to or simultaneously with the closing of the transaction or transactions described in Section 6(a).

(d)           At the closing of the Transfer to any Third Party Purchaser(s) pursuant to this Section 6, the Third Party Purchaser(s) shall remit to the Management Stockholder the consideration for the total sales price of the Common Stock and unexercised Vested Options held by the Management Stockholder sold pursuant hereto minus any consideration to be escrowed or otherwise held back in accordance with the Third Party Terms, and minus the aggregate exercise price of any unexercised Vested Options being Transferred by the Management Stockholder to the Third Party Purchaser(s), against delivery by the Management Stockholder of certificates for Common Stock, duly endorsed for Transfer or with duly executed stock powers and, as applicable, an instrument evidencing the transfer or the cancellation of the unexercised Vested Options subject to the Bring-Along Right reasonably acceptable to the Company, and the compliance by the Management Stockholder with any other conditions to closing generally applicable to the Principal Stockholder and all other holders of Common Stock selling shares in the transaction.

Section 7.           Tag-Along Rights.

(a)           If a Principal Stockholder at any time propose to Transfer shares of Common Stock (or rights to acquire Common Stock) to a Third Party Purchaser (other than a Principal Stockholder), in a single Transfer or a series of related Transfers constituting a Change in Control, then each Management Stockholder shall have the right (the “Tag-Along Right”) to require that the proposed Third Party Purchaser purchase from such Management Stockholder, on the same terms and conditions as apply to the Principal Stockholder, up to the number of Restricted Shares (including any Restricted Shares issuable upon the exercise of Vested Options (including options that vest as a result of the consummation of the Transfer to the Third Party Purchaser)) equal to the number derived by multiplying (x) the total number of shares of Common Stock that the proposed Third Party Purchaser has agreed or committed to purchase, by (y) a fraction, the numerator of which is the total number of Restricted Shares (including any Restricted Shares issuable upon the exercise of Vested Options (including options that vest as a result of the consummation of the Transfer to the Third Party Purchaser)) owned by the Management Stockholder, and the denominator of which is the aggregate number of shares of Common Stock owned by the Principal Stockholder (including shares issuable upon the exercise of rights to acquire Common Stock), the Management Stockholder and all other holders of Common Stock who have exercised a Tag-Along Right similar to the rights granted to the Management Stockholder in this Section 7 (including any Restricted Shares issuable upon the exercise of all Vested Options (including options that vest as a result of the consummation of the Transfer to the Third Party Purchaser)).  The intent of this computation is to accord to the Management Stockholder the right to sell the same percentage of his or her direct and indirect holdings of Common Stock as the Principal Stockholder is entitled to sell in such transaction.

(b)           A Principal Stockholder shall notify each Management Stockholder in writing in the event such Principal Stockholder proposes to make a Transfer or series of Transfers giving rise to a Tag-Along Right at least seven (7) business days prior to the date on which the Principal Stockholder expects to consummate such Transfer (the “Sale Notice”) which notice shall specify the number of shares of Common Stock which the Third Party Purchaser intends to purchase in such Transfer.  The Tag-Along Right may be exercised by any Management Stockholder by delivery of a written notice to the Principal Stockholder proposing to sell Restricted Shares (the “Tag-Along Notice”) within five business days following receipt of the Sale Notice from the Principal Stockholder.  The Tag-Along Notice shall state the number of Restricted Shares (including any Restricted Shares issuable upon the exercise of Vested Options (including options that vest as a result of the consummation of the Transfer to the Third Party Purchaser)) that the Management Stockholder proposes to include in such Transfer to the proposed Third Party Purchaser (not to exceed the number as determined above); provided that, in the case of any Restricted Shares issuable upon the exercise of Vested Options, the Principal Stockholder may require a Management Stockholder to exercise such Vested Options, in whole or in part, prior to or simultaneously with the closing of the Transfer(s) described in Section 7(a).  In the event that the proposed Third Party Purchaser does not purchase the specified number of Restricted Shares (including any Restricted Shares issuable upon the exercise of Vested Options (including options that vest as a result of the consummation of the Transfer to the Third Party Purchaser)) from the Management Stockholder on the same terms and conditions as specified in the Sale Notice, then the Principal Stockholder shall not be permitted to sell any shares of Common Stock to the proposed Third Party Purchaser unless the Principal Stockholder purchases from the Management Stockholder such specified number of Restricted Shares (including any Restricted Shares issuable upon the exercise of Vested Options (including options that vest as a result of the consummation of the Transfer to the Third Party Purchaser)) on the same terms and conditions as specified in such Sale Notice.

(c)           At the closing of the Transfer to any Third Party Purchaser pursuant to this Section 7, the Third Party Purchaser shall remit to each Management Stockholder who exercised his or her Tag-Along Right the consideration for the total sales price of the Common Stock and unexercised Vested Options held by the Management Stockholder sold pursuant hereto minus any such consideration to be escrowed or otherwise held back in accordance with the Third Party Terms, and minus the aggregate exercise price of any unexercised Vested Options being Transferred by the Management Stockholder to the Third Party Purchaser, against delivery by the Management Stockholder of certificates for Common Stock, duly endorsed for Transfer or with duly executed stock powers and an instrument evidencing the transfer or the cancellation of the Vested Options subject to the Tag-Along Right reasonably acceptable to the Company, and the compliance by the Management Stockholder with any other conditions to closing generally applicable to the Principal Stockholder and all other holders of Common Stock selling shares in the transaction.

Section 8.           Cooperation.

(a)           In the event of (i) the exercise of a Bring-Along Right pursuant to Section 6 or (ii) a Change in Control triggering a Tag-Along Right pursuant to Section 7, each Management Stockholder shall consent to and raise no objections against the transaction, and if the transaction is structured as a sale of stock, each Management Stockholder shall take all actions that the Board reasonably deems necessary or desirable in connection with the consummation of the transaction.  Without limiting the generality of the foregoing, each Management Stockholder agrees to (A) consent to and raise no objections against the transaction; (B) execute any Common Stock purchase agreement, merger agreement or other agreement entered into with the Third Party Purchaser with respect to the transaction setting forth the Third Party Terms and any ancillary agreement with respect thereto; (C) vote the Common Stock held by the Management Stockholder in favor of the transaction; and (D) refrain from the exercise of dissenters’ appraisal rights with respect to the transaction.

(b)           If the Company or the holders of the Company’s securities enter into any negotiation or transaction for which Rule 506 (or any similar rule then in effect) promulgated under the Securities Act, may be available with respect to the negotiation or transaction (including a merger, consolidation, or other reorganization), each Management Stockholder shall, if requested by the Company, appoint a purchaser representative (as defined in Rule 501 of the Securities Act) reasonably acceptable to the Company.  If the purchaser representative is designated by the Company, the Company shall pay the fees of the purchaser representative, but if any Management Stockholder appoints another purchaser representative, the Management Stockholder shall be responsible for the fees of the purchaser representative so appointed.

(c)           Each Management Stockholder shall bear its pro-rata share of the costs of any transaction in which it sells Restricted Shares and/or Vested Options (based upon the net proceeds received by such Management Stockholder in such transaction) to the extent such costs are incurred for the benefit of all holders of Common Stock and Vested Options and are not otherwise paid by the Company or the acquiring party.

Section 9.               Termination.  This Agreement shall terminate on the first to occur of:

(a)           The date the Company consummates an underwritten public offering of Common Stock by the Company pursuant to an effective registration statement filed by the Company with the United States Securities and Exchange Commission (other than on Forms S-4 or S-8 or successors to such forms) under the Securities Act;

(b)           The complete liquidation of the Company or an agreement for the sale, lease or other disposition by the Company of all or substantially all of the Company’s assets; or

(c)           The execution of a resolution of the Board terminating this Agreement.

Section 10.             Miscellaneous.

(a)           Legends.  Each certificate representing the Restricted Shares shall bear the following legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND SAID LAWS OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREOF.”

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AND CERTAIN OTHER AGREEMENTS SET FORTH IN A STOCKHOLDERS

AGREEMENT BETWEEN THE ISSUER AND THE INITIAL HOLDER HEREOF INITIALLY DATED AS OF NOVEMBER 20, 2003.  A COPY OF SUCH AGREEMENT SHALL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(b)           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective legal representatives, heirs, legatees, successors and assigns and shall also apply to any Restricted Shares acquired by any Management Stockholder after the date hereof.

(c)           Specific Performance.  Each Party, in addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, shall be entitled to specific performance of the Party’s rights under this Agreement.  Each Party agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by the Party of the provisions of this Agreement and each Party hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

(d)           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware.

(e)           Interpretation.  The headings of the Sections contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not affect the meaning or interpretation of this Agreement.

(f)            Notices.  All notices and other communications provided for or permitted hereunder shall be in writing and shall be deemed to have been duly given and received when delivered by overnight courier or hand delivery, when sent by telecopy, or five days after mailing if sent by registered or certified mail (return receipt requested) postage prepaid, to the Parties at the following addresses (or at such other address for any Party as shall be specified by like notices, provided that notices of a change of address shall be effective only upon receipt thereof).

(i)            If to the Company at:

Neff Corp.

c/o Odyssey Investment Partners, LLC

24550 Oxnard Street, Suite 570
Woodland Hills, CA  91367

Fax: (818) 737-1101

Attention: William F. Hopkins

with copies to Iron at the address set forth below and:

Latham & Watkins LLP

885 Third Avenue

New York, New York
Fax:  (212) 751-4864

Attention: Bradd L. Williamson

(ii)           If to Iron at:

Iron Merger Partnership

c/o Odyssey Investment Partners, LLC
21550 Oxnard Street, Suite 570
Woodland Hills, CA  91367

Fax: (818) 737-1101

Attention: William F. Hopkins

with a copy to Latham & Watkins LLP, at the address set forth above.

(iii)          If to a Management Stockholder, to the address set forth on the Management Stockholder’s signature page hereto.

(g)           Recapitalization, Exchange, Etc. Affecting the Company’s Stock.  The Company may elect to effect, and nothing in this Agreement shall prevent the Company from effecting, any recapitalization, corporate reorganization, “corporate inversion” involving the creation of one or more holding companies and/or holding company subsidiaries, or similar transaction.  The provisions of this Agreement shall apply, to the full extent set forth herein, with respect to any and all shares of Common Stock and all of the shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets, business combination or otherwise) that may be issued in respect of, in exchange for, or in substitution of such Common Stock and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations, and the like occurring after the date hereof.

(h)           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same agreement.

(i)            Severability.  In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal, or unenforceable in any respect for any reason, the validity, legality, and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby.

(j)            Amendment.  This Agreement may be amended by resolution of the Board; provided that the amendment has been approved by the Principal Stockholders; and, provided, further, that any such amendment that would materially adversely affect the rights of any Management Stockholder shall not to that extent be effective without the written consent of  Management Stockholders who then hold 50% or more of the Restricted Shares (including

Restricted Shares issuable upon the exercise of rights to acquire Common Stock).  At any time hereafter, additional Management Stockholders may be made parties hereto by executing a signature page in the form attached as Exhibit A hereto, which signature page shall be countersigned by the Company and shall be attached to this Agreement and become a part hereof without any further action of any other Party hereto.

(k)           Tax Withholding.  The Company shall be entitled to require payment in cash or deduction from other compensation payable to any Management Stockholder of any sums required by federal, state, or local tax law to be withheld with respect to the issuance, vesting, exercise, repurchase, or cancellation of any Restricted Share or any option to purchase Restricted Shares.

(l)            No Employment Rights.  Nothing contained in this Agreement (i) obligates the Company or any Affiliate of the Company to employ any Management Stockholder in any capacity whatsoever; or (ii) prohibits or restricts the Company or any Affiliate of the Company from terminating the employment, if any, of any Management Stockholder at any time or for any reason whatsoever and each Management Stockholder hereby acknowledges and agrees that, except as may otherwise be set forth in any written agreement between the Company and such Management Stockholder, neither the Company nor any other person has made any representations or promises whatsoever to such Management Stockholder concerning his or her employment or continued employment by the Company or any Affiliate of the Company.

(m)          Offsets.  The Company shall be permitted to offset and reduce from any amounts payable to a Management Stockholder the amount of any indebtedness or other obligation or payment owing to the Company by the Management Stockholder .

(n)           Entire Agreement.  This writing constitutes the entire agreement of the Parties with respect to the subject matter hereof.

(o)           Actions to Effectuate Agreement.  Each Management Stockholder agrees to take all actions within his or her power (including voting Restricted Shares) to give effect to the terms of this Agreement.  In the event of any inconsistency between this Agreement, on the one hand, and the Certificate of Incorporation or Bylaws of the Company, on the other hand, the provisions of this Agreement shall control, and each Management Stockholder shall vote his or Restricted Shares in such manner as to effectuate any and all amendments to the Certificate of Incorporation or Bylaws of the Company that may be necessary in order to bring the Certificate of Incorporation and Bylaws of the Company into conformity with the provisions of this Agreement.  The vote of any Management Stockholder in violation of the provisions of this Agreement shall be void and shall be ignored by the Company.  In connection therewith, each Management Stockholder hereby grants an irrevocable proxy of perpetual duration with full power of substitution to Odyssey for purposes of voting all Restricted Shares subject to this Agreement at any meeting of stockholders or in any action by written consent of stockholders in any manner necessary to give effect to the provisions of this Agreement, but not to amend this Agreement, it being acknowledged that such proxy is coupled with an interest under this Agreement.

(p)           Lock-up Period.  If the Company proposes to register shares of any class of Restricted Shares under the Securities Act pursuant to a primary Underwritten Offering, each Management Stockholder hereby agrees that, if so requested by any representative of the underwriters (the “Managing Underwriter”), such Management Stockholder shall not Transfer (except for Transfers pursuant to Sections 6 and 7) any Restricted Shares of the class to be registered for such period as shall be determined by the Managing Underwriter, which period shall not last more than 180 days following the consummation of an Initial Public Offering (or 90 days following the consummation of any other Underwritten Offering that registers Restricted Shares); provided, that the Transfer restrictions described in this Section 10(p) shall only apply to the extent that the Principal Stockholders are subject to similar Transfer restrictions in connection with such offering, in each case to the extent such Principal Stockholder holds Restricted Shares to be registered as of the date of the consummation of such offering.

Section 11.             Defined Terms.

As used in this Agreement, the following terms shall have the meanings ascribed to them below:

(a)           “Affiliate” shall mean, with respect to any individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature (each, a “Person”), any other Person directly or indirectly controlling, controlled by, or under common control with, such Person where “control” shall have the meaning given such term under Rule 405 of the Securities Act; provided, that, in no event shall the Company, any of its subsidiaries or any Management Stockholder be considered an “Affiliate” of the Principal Stockholders.

(b)           “Cause” shall mean the Company or an Affiliate having “Cause” to terminate the Management Stockholder’s employment, as defined in any employment agreement between the Management Stockholder and the Company or an Affiliate; provided, that in the absence of an employment agreement containing such a definition, the Company or an Affiliate shall have “Cause” to terminate the Management Stockholder’s employment upon: (i) a determination by the Board that the Management Stockholder failed to substantially perform the Management Stockholder’s duties (other than any such failure resulting from the Management Stockholder’s Disability) which is not remedied within 30 days after receipt of written notice from the Company specifying such failure; (ii) the Management Stockholder’s conviction, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude; (iii) the Management Stockholder’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing the Management Stockholder’s duties and responsibilities; or (iv) the Management Stockholder’s commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against the Company.

(c)           “Change in Control” shall mean a change in beneficial ownership or control of the Company effected through a transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as

amended (the “Exchange Act”)) (other than the Company, Odyssey, or any of their respective Affiliates, or any employee benefit plan maintained by the Company or any of its subsidiaries), directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition.

(d)           “Disability” shall mean “Disability” as defined in any employment agreement between the Management Stockholder and the Company or an Affiliate; provided, that in the absence of an employment agreement containing such a definition, “Disability” shall mean the Management Stockholder’s inability to perform, with or without reasonable accommodation, the essential functions of the Management Stockholder’s position for a total of three months during any six month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers and acceptable to the Management Stockholder or the Management Stockholder’s legal representative, such agreement as to acceptability not to be unreasonably withheld or delayed.

(e)           The “Effective Date Price” of Restricted Shares shall be $8.214 per share (as shall be equitably adjusted to reflect any change in capitalization or extraordinary corporate transaction of the Company following the Effective Date).

(f)            The “Fair Market Value” of Restricted Shares, as of any date of determination, shall be determined by the Board as follows:

(i)            If the Common Stock is listed on one or more National Securities Exchanges (within the meaning of the Exchange Act), each share of Common Stock to be repurchased shall be valued at the average of the closing prices of a share of Common Stock on the principal exchange on which the shares are then trading for the period of ten consecutive trading days ending on the most recent trading day preceding such date of determination;

(ii)           If the Common Stock is not traded on a National Securities Exchange but is quoted on Nasdaq or a successor quotation system and the Common Stock is listed as a National Market Issue under the NASD National Market System, each share of Common Stock to be repurchased shall be valued at the average of the mean between the closing representative bid and asked prices for a share of Common Stock for the period of ten consecutive trading days ending on the most recent trading day preceding such date of determination as reported by Nasdaq or such successor quotation system; or

(iii)          If the Common Stock is not publicly traded on a National Securities Exchange and is not quoted on Nasdaq or a successor quotation system, the Fair Market Value of the Common Stock to be repurchased shall be determined in good faith by the Board in its sole discretion, with reference to the most recent valuation of the Common Stock  requested by the Board and performed by an independent valuation consultant or appraiser of nationally recognized standing (which may be the Company’s independent accounting firm) selected by the Board in consultation with the Company’s Chief Executive Officer and with such adjustment to the appraisal by said independent valuation consultant or appraiser to the date of the exercise of the Call Right, Put Right or Involuntary Transfer Repurchase Right, as applicable, as the Board, acting in good faith, in its sole discretion deems appropriate.

(g)           “Initial Public Offering” shall mean the first underwritten public offering of Common Stock pursuant to an effective registration statement filed by the Company with the Commission (other than on Forms S-4 or S-8 or successors to such forms) under the Securities Act.

(h)           “Principal Stockholders” shall mean (i) Iron, (ii) any general or limited partner or member of Iron (an “Iron Partner”), (iii) any corporation, partnership, limited liability company or other entity that is an Affiliate of Iron or Iron Partner (including without limitation any applicable coinvest vehicle established following the date hereof) (collectively, the “Iron Affiliates”), (iv) any managing director, member, general partner, director, limited partner, officer or employee of (A) Iron, (B) any Iron Partner or (C) any Iron Affiliate, or the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any of the foregoing Persons referred to in this clause (iv) (collectively, the “Iron Associates”), (v) any trust, the beneficiaries of which, or corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which, include only Iron Stockholders, Iron Partners, Odyssey Affiliates, Iron Associates, their spouses or their lineal descendants; and (vi) a voting trustee for one or more Iron Stockholders, Iron Affiliates, Iron Partners or Iron Associates; provided that in no event shall the Company or any subsidiary be considered an Iron Partner, Iron Affiliate, or Iron Associate and provided, further, that an underwriter or other similar intermediary engaged by the Company in an offering of the Company’s debt or equity securities or other instruments shall not be deemed a Principal Stockholder with respect to such engagement.

(i)            “Termination of Employment” shall mean the time when the employee-employer relationship between a Management Stockholder and the Company or one of its subsidiaries is terminated for any reason, with or without Cause, including, but not by way of limitation, a termination by resignation, discharge, Disability, death or retirement, but excluding a termination where there is a simultaneous reemployment by the Company or one of its subsidiaries.  The committee appointed to administer the Stock Option Plan (the “Committee”) or the Board shall determine the effect of all matters and questions relating to Termination of Employment, including, but not by way of limitation, all questions of whether a particular leave of absence constitutes a Termination of Employment.

(j)            “Underwritten Offering” means a sale of shares of Common Stock to an underwriter for reoffering to the public pursuant to an effective registration statement filed by the Company with the Commission (other than on Form S-4 or S-8 or successors to each form) under the Securities Act.

[signature pages follow]

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first written above.

NEFF CORP.

By:
Name:
Title:

IRON MERGER PARTNERSHIP

By:	ODYSSEY INVESTMENT PARTNERS
FUND III, LP, Partner

By:	ODYSSEY INVESTMENT PARTNERS, LLC, its manager

By:
Name:
Title:

By:	ODYSSEY INVESTMENT PARTNERS, LLC, Partner

By:
Name:
Title:

Each Management Stockholder has agreed to be bound by the terms of this Agreement by execution and delivery of the signature page set forth as Exhibit A hereto.

EXHIBIT A

SIGNATURE PAGE
TO THE
MANAGEMENT STOCKHOLDERS AGREEMENT
OF
NEFF CORP.

By execution of this signature page,                             hereby agrees to become a party to, be bound by the obligations of, and receive the benefits of, that certain Management Stockholders Agreement of Neff Corp., dated as of June 3, 2005, by and among Neff Corp., Iron Merger Partnership and certain other parties named therein, as amended from time to time thereafter.

[Name of Management Stockholder]

Residence Address:

Accepted:

NEFF CORP.

By:
Name:
Title:

IRON MERGER PARTNERSHIP

By: ODYSSEY INVESTMENT PARTNERS FUND III, LP, Partner

By: ODYSSEY INVESTMENT PARTNERS, LLC, its manager

By:
Name:
Title:

By ODYSSEY INVESTMENT PARTNERS, LLC, Partner

By:
Name:
Title: